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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT is hereby entered into by and between US AIRWAYS, INC., a Delaware corporation having its principal place of business at Crystal Park Four, 2345 Crystal Drive, Arlington, Virginia 22227 (the "Company") and JERROLD A. GLASS (the "Executive"), as of the 27th day of September, 2005.

                               W I T N E S S E T H

      WHEREAS, the Executive has the responsibilities and duties of the position of Executive Vice President and Chief Human Resources Officer for the Company; and

      WHEREAS, the Board and the Human Resources Committee of the Board believe it to be in the best interests of the Company to enter into this Agreement to properly document the terms and conditions of the Executive's employment with the Company including, but not limited to, the duties and obligations of the parties under circumstances in which there is a Change of Control of the Company;

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Accrued Obligations shall mean any amounts of Reduced Base Salary plus any accrued and unused vacation pay that has been earned but not yet paid by the Company, determined as of the Executive's Date of Termination.

      1.2 Agreement shall mean this Employment Agreement between the Company and the Executive.

      1.3 Affiliate shall mean any parent, brother-sister or subsidiary corporation of the Company, any joint venture in which the Company owns at least a 50 percent interest, and any partnership, limited liability partnership or limited liability corporation in which the Company or any of its wholly-owned Affiliates owns at least a 50 percent interest.

      1.4 Base Salary shall mean the basic rate of pay and does not include any additional compensation in the form of benefits or perquisites and does not include any reductions to the basic rate of pay.

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      1.5 Board shall mean the Board of Directors of Group and the Board of
Directors of the Company, as applicable.

      1.6 Cause shall mean:

            (a) willful and continued failure to substantially perform his duties with the Company within fifteen (15) days after a written demand for substantial performance is delivered to the Employee which identifies the manner in which the Company believes that the Employee has not substantially performed his duties;

            (b) unlawful or willful misconduct which is economically injurious to, or injurious to the reputation or good will of, Group or the Company or to any entity in control of, controlled by or under common control with Group or the Company (and its successors);

            (c) indictment for or conviction of, or a plea of guilty or nolo contendere, to a felony charge;

            (d) habitual drug or alcohol abuse that impairs the Employee's ability to perform the essential duties of his position; or

            (e) embezzlement, fraud or any other illegal act against the Company or any illegal act committed in connection with the Executive's performance of his duties.

      1.7 Change of Control shall mean the occurrence of any of the following events on or after the Effective Date of this Agreement:

            (a) Acquisition of Substantial Percentage. The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("the 1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company's parent, US Airways Group, Inc. ("Group")(the "Outstanding Group Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Group entitled to vote generally in the election of directors (the "Outstanding Group Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control:

                  (1) any acquisition directly from Group;

                  (2) any acquisition by Group or any of its subsidiaries;

                  (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Group or any of its subsidiaries;

                  (4) any acquisition by any corporation with respect to which, following such acquisition, more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially

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                  owned,directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Group Common Stock and Outstanding Group Voting Securities in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Group Common Stock and Outstanding Group Voting Securities, as the case may be; or

                  (5) any acquisition by an individual, entity or group that, pursuant to Rule 13d-1 promulgated under the 1934 Act, is permitted to, and actually does, report its beneficial ownership of Outstanding Group Common Stock and Outstanding Group Voting Securities on Schedule 13G (or any successor Schedule); provided further, that if any such individual, entity or group subsequently becomes required to or does report its ownership of Outstanding Group Common Stock and Outstanding Group Voting Securities on Schedule 13D (or any successor Schedule) then, for purposes of this Section, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so file, beneficial ownership of all of the Outstanding Group Common Stock and Outstanding Group Voting Securities beneficially owned by it on such date; or

            (b) Change of Majority of Board Members. Individuals who, as of the Effective Date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Group's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents; or

            (c) Reorganization, Merger or Consolidation. There is consummated a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Group Common Stock and Outstanding Group Voting Securities immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 85% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Group Common Stock and the Outstanding Group Voting Securities, as the case may be; or

            (d) Disposition of Assets. Approval by the shareholders of Group of a complete liquidation or dissolution of Group or the consummation of the sale or other

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disposition of all or substantially all of the assets of Group, other than to a corporation with respect to which, following such sale or other disposition, more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Group Common Stock and Outstanding Group Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Group Common Stock and Outstanding Group Voting Securities, as the case may be.

      1.8 Change of Control Date shall mean the first date on which a Change of Control occurs.

      1.9 Change of Control Period shall mean the period beginning on the Change of Control Date and ending on the day two (2) years thereafter.

      1.10 Company shall mean US Airways, Inc., a Delaware corporation, and its Affiliates, including its successors and assigns.

      1.11 Date of Termination means final date of the Executive's employment.

      1.12 Disability shall mean a mental or physical impairment or injury of the Executive which is determined to result in his total and permanent inability to perform the essential functions of his position without reasonable accommodation, as determined by the Board of Directors based on professional medical and/or psychological opinions, or the Executive's eligibility to receive disability benefits under the terms and conditions of the Company's long-term disability policy, based on an "own occupation" definition under the policy.

      1.13 Effective Date shall mean the date of the emergence of Group and the Company from the protection of the U.S. Bankruptcy Court, as defined by Paragraph 1.63 of the Joint Plan of Reorganization of US Airways Group, Inc. and its Affiliated Debtors, dated August 9, 2005, as amended and confirmed by that certain Findings of Fact, Conclusions of Law and Order Confirming the Joint Plan of Reorganization, dated September 16, 2005.

      1.14 Good Reason shall mean:

            (a) the assignment to the Executive of any duties materially inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; provided, that the Executive has delivered a written notice to the Company which identifies the manner in which the Executive believes that the assignment or other Company action would meet the provisions of this paragraph, and the Company has had at least fifteen (15) days following delivery of the written notice to correct the assignment or action and has not done so;

            (b) the failure by Group or the Company to reelect the Executive to a position with materially similar or greater duties than the position held by the Executive on the Effective

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Date; provided, that the Executive has delivered a written notice to Group and/or the Company which identifies the manner in which the Executive believes that the Company action would meet the provisions of this paragraph, and the Company has had at least fifteen (15) days following delivery of the written notice to correct the action and has not done so;

            (c) any material failure by the Company to comply with the material provisions of this Agreement; provided that the Executive has delivered a written notice to the Company which identifies the manner in which the Executive believes that the Company has failed to meet the material provisions of this Agreement, and the Company has had at least fifteen (15) days following delivery of the written notice to correct any such failure and has not done so;

            (d) after a Change of Control Date, any failure of the Company (i) to pay Reduced Base Salary, (ii) to maintain the Executive's Annual Bonus and Long-Term Incentive Plan target percentages at the same level as immediately prior to the Change of Control, (iii) to maintain and contribute to the EDCP (as defined in Section 4.6 hereof) pursuant to the plan document and this Agreement,
(iv) to provide travel privileges to the Executive and his family as in effect prior to the Change of Control Date or at least equivalent to travel privileges provided to other Key Employees, (v) to provide the Executive with the same amount of vacation or paid time off as he had prior to the Change of Control, and (vi) to provide the Executive and the Executive's family with any other employee benefit plans, programs, policies and practices at a level comparable to that provided to other active Key Employees of the Company;

            (e) the Company's requiring the Executive to be based at any office or location further than a fifty (50) mile radius from the Washington, D.C. metropolitan area, except for travel reasonably required in the performance of the Executive's responsibilities;

            (f) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

            (g) any failure by the Company to comply with and satisfy the successor provisions of Section 11.3 of this Agreement.

      1.15 Group shall mean U.S. Airways Group, Inc., the parent of the Company.

      1.16 Key Employee shall mean any Executive Vice President of the Company or, in the event of a Change of Control, any officer of a similar level of responsibility.

      1.17 Notice of Termination shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than fifteen (15) days after the giving of such notice).

      1.18 Proprietary Information shall mean information that meets the definition of "trade secret" under the laws of the State of Delaware, as well as any scientific or technical information, design, process, procedure, formula or improvement that is secret and of value, information that

GLASS EMPLOYMENT AGREEMENT                                                Page 5

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Group and/or the Company takes reasonable efforts to protect from disclosure and from which Group and/or the Company derives actual or potential economic value due to its confidential nature, including, but not limited to, technical or nontechnical data, formulas, compilations, programs, devices, methods, techniques, drawings, processes, financial data, lists of actual or potential customers, price lists, business plans, customer and vendor records, training and operations materials and memoranda, personnel records, financial information relating to the business of Group and the Company, accounts, customers, vendors, employees and affairs of Group and the Company, and any information marked "confidential" by Group and/or the Company.

      1.19 Reduced Base Salary shall mean the Executive's Base Salary as reduced pursuant to Company agreements with unions, Company executive compensation guidelines or agreements between the Executive and the Company.

      1.20 Term shall mean the period during which this Agreement is effective. The Term of this Agreement is described in Article III hereof.

                                   ARTICLE II

                            DUTIES AND RESPONSIBILITY

      2.1 Duties and Authority. The Executive is engaged and agrees to perform services for and on behalf of Group and the Company as its Executive Vice President and Chief Human Resources Officer and shall report directly to the Chief Executive Officer. The Executive shall have such duties and responsibilities as may be assigned to him by the Company's bylaws or by the Chief Executive Officer. The Executive agrees to perform such duties diligently and efficiently and in accordance with the reasonable directions of the Chief Executive Officer. The Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent the Company in all respects in compliance with good business and ethical practices. In addition, the Executive shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as may be adopted from time to time.

      2.2 Best Efforts. During his employment with Group and the Company, excluding any periods of vacation and sick leave to which the Executive is entitled, subject to the provisions of Section 2.3 below, the Executive shall devote his full attention, energies and best efforts to rendering services on behalf of the Company (or its Affiliates) and shall not engage in any outside employment without the express written consent of the Board.

      2.3 Outside Activities. During his employment, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) invest or trade in stocks, bonds, commodities or other forms of investment, including real property if the Executive does not "participate" (within the meaning of Treas. Reg. Sections 1.469-5(f) and 1.469-5T(f)) in such investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of Group and the Company in

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accordance with this Agreement. The Executive may also participate in any interest or activity which is approved in writing by the Board. At least once each year during this Agreement, and at any time upon the Board's request, the Executive shall provide a full disclosure to the Corporate Governance Committee of the Board of his participation in any corporate, civic and charitable activities (including service on corporate or charitable boards of directors or trustees). Prior to pursuing or accepting any board membership, teaching position or any other activity which will require a significant portion of the Executive's time (other than those in which he is engaged on the Effective
Date), the Executive agrees to discuss such activity with the Human Resources Committee of the Board.

      2.4 No Violation of Other Agreement. By execution of this Agreement, the Executive hereby warrants and represents to Group and the Company that his acceptance of this employment arrangement and his performance of the duties and responsibilities described hereunder will not cause him to violate the terms and conditions of any obligation or agreement to which he is a party and will not expose Group or the Company to any liability in connection with any such obligation or agreement.

                                  ARTICLE III

                               AT WILL EMPLOYMENT

      3.1 At Will Employment. Prior to a Change of Control, this Agreement shall not have a specified Term. The employment relationship between the Executive and the Company is one of "at-will employment," which provides that either party to the Agreement may terminate the Agreement at any time for any reason. The parties hereto agree that in the event either desires to terminate the Agreement, the terminating party shall provide the other party written notice of the termination.

      3.2 Automatic Term Provisions Upon Change of Control. As of a Change of Control Date, this Agreement automatically shall become effective for a two (2) year Term from that date and shall terminate on the close of business on the date two (2) years following the Change of Control Date, unless earlier terminated by the parties pursuant to the provisions hereof.

                                   ARTICLE IV

                            COMPENSATION AND BENEFITS

      4.1 Base Salary. The Company agrees that the Executive's annual Base Salary is $425,000, which does not include any benefits or perquisites or reductions. Notwithstanding the foregoing, the Company and the Executive have agreed to reductions to the Base Salary, which will result in the Executive receiving an annual Reduced Base Salary of $317,475. Base Salary and Reduced Base Salary shall be reviewed at least annually by the Human Resources Committee of the Board and may be increased from time to time based upon performance.

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      4.2 Emergence Cash Bonus. Upon the earlier of (a) the date of emergence of
Group and the Company from protection of the U.S. Bankruptcy Court, or (b) December 31, 2005, if the Executive remains employed on such earlier date, the Company may, at its discretion, provide the Executive a cash bonus in an amount to be determined by the Human Resources Committee.

      4.3 Equity Incentives.

            (a) Restricted Stock Award. If the Executive remains employed by the Company at the time of emergence of Group and the Company from protection of the U.S. Bankruptcy Court, the Company may, in its discretion, grant to the Executive shares of Restricted Stock under the terms of the Company's 2004 Omnibus Stock Incentive Plan (the "Omnibus Plan") or any successor plan, in an amount to be determined by the Human Resources Committee. This grant of Restricted Stock shall be made effective as of the date of emergence and shall vest and become transferable as follows: 50% of the Restricted Stock shall become vested and nonforfeitable as of the date of grant, and 25% of the Restricted Stock shall become vested and nonforfeitable on each of the next two anniversaries of such date of emergence.

            (b) Stock Option Grant. If the Executive remains employed by the Company at the time of emergence of Group and the Company from protection of the U.S. Bankruptcy Court, the Company may, in its discretion, grant to the Executive a nonqualified stock option for shares of the Company's common stock, under the terms of the Company's 2004 Omnibus Stock Incentive Plan or any successor plan, in an amount to be determined by the Human Resources Committee. This stock option shall be granted effective as of the date of emergence, shall have a per share exercise price equal to the per share fair market value of the common stock on the date of grant, and shall become exercisable as follows: 50% of the nonqualified stock option shall become exercisable as of the date of grant, and 25% of the nonqualified stock option shall become exercisable on each of the next two anniversaries of such date of emergence.

            (c) Future Grants and Awards. The Executive shall remain eligible to receive future grants and awards of restricted stock, options or any other equity-based grants or awards as may be made under the terms of the Omnibus Plan or any successor plan, as may be determined from time to time by the Human Resources Committee. Following a Change of Control, the Executive shall receive equity-based grants and awards at a level comparable and with vesting and exercisability comparable to any regular and normal course grants and awards made to other Key Employees of the Company.

      4.4 Annual Bonus. The Executive shall be eligible to participate in the Company's annual cash bonus program under the Company's Incentive Compensation Plan, as determined by the Human Resources Committee of the Board or any other annual bonus plan hereafter approved by the Board ("Incentive Plan"). The annual bonus under this Section 4.4 shall hereinafter be referred to as the "Annual Bonus."

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      4.5 Long-Term Incentive Plan. The Executive shall be eligible to participate in the long-term incentive program under the Company's Long-Term Incentive Plan, as determined by the Human Resources Committee of the Board or any other long-term incentive plan hereafter approved by the Board ("LTIP").

      4.6 Retirement Plans. The Executive shall be eligible to participate in the US Airways Group, Inc. Funded Executive Defined Contribution Plan and the US Airways Group, Inc. Unfunded Executive Defined Contribution Plan (the "EDCPs"). While participating in the EDCPs, the Executive shall not be eligible to receive allocations of any employer contributions under any tax-qualified retirement plan or to participate in any other nonqualified retirement or deferred compensation plan sponsored by the Company or Group. EDCP payments reduced after October 11, 2004 shall be restored in monthly installments over a two-year period beginning on October 12, 2006 (the "Restoration Payments"), as long as the Executive remains employed by the Company. Notwithstanding the foregoing, in the event that the Executive terminates employment at any time before commencement of the Restoration Payments or during the period that Restoration Payments are being made due to (i) death, (ii) Disability, (iii) termination by the Company without Cause, or (iv) termination by the Executive due to Good Reason, then the Executive shall be immediately eligible to receive a lump sum payment equivalent to the present value of the Restoration Payments. If the Executive terminates employment due to termination by the Company for Cause or due to the Executive's voluntary termination, then no Restoration Payments shall be made to the Executive's account (and/or directly to the Executive), and if Restoration Payments have already commenced, such payments shall cease as of the Date of Termination.

      4.7 Welfare and Fringe Benefit Plans. During his employment with the Company, the Executive shall be eligible to participate in the Company's welfare and fringe benefit plans pursuant to the Company's plans and policies as in effect for active Key Employees from time to time. The Company reserves the right to amend or terminate any of its welfare and fringe benefit plans and policies (including but not limited to coverages and premium structures) at any time.

      4.8 Business Expenses. During his employment with the Company, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the expense reimbursement policies and procedures of the Company applicable to other active Key Employees.

      4.9 Withholding, FICA, FUTA, Etc. Any amount to be paid to the Executive under the provisions of this Agreement which represents taxable income shall be subject to, and reduced by, any applicable federal, state or local taxes imposed by law, included, but not limited to, taxes imposed under Subtitle C of the Code.

                                   ARTICLE V

                            TERMINATION OF EMPLOYMENT

      5.1 Termination of Employment. The Executive's employment and this Agreement shall be terminated as follows:

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            (a) Death: Immediately upon the date of death of the Executive;

            (b) Disability: On the tenth (10th) day following written notice provided by the Board to the Executive that his employment is being terminated due to the Executive's Disability;

            (c) Termination by Company for Cause: Immediately upon the date of written notice provided by the Board to the Executive that his employment is being terminated for "Cause";

            (d) Termination by Company Without Cause: Immediately upon the date specified in a written notice provided by the Board to the Executive that his employment is being terminated without Cause; or

            (e) Termination by Executive for Good Reason: Immediately upon the date specified in a written notice provided by the Executive to the Board that his employment is being terminated for Good Reason (following any applicable notice and period for cure as required by the definition of Good Reason); provided, that if the Executive is terminating for Good Reason due to relocation as described in Section 1.14(e), the Executive shall provide the Company no less than thirty (30) days' advance written notice, unless the Company affirmatively waives such 30-days' advance notice requirement; or

            (f) Voluntary Resignation by Executive: Upon the date specified in a written notice provided by the Executive to the Board that he is voluntarily resigning and terminating his employment, which specified date shall be at least fifteen (15) business days following the date of delivery of the notice, unless the parties mutually agree to an earlier or later termination date.

      5.2 Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Sections 5.1(e) and 12.2 of this Agreement. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the terms of this Agreement.

                                   ARTICLE VI

                   OBLIGATIONS OF THE COMPANY UPON TERMINATION

      6.1 Termination Due to Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's estate, other than (i) Accrued Obligations that the Executive has accrued or earned as of the Date of Termination, (ii) any earned but unpaid Annual Bonus from the year prior to the Date of Termination, and (iii) in the event Annual Bonuses are actually paid to executives for the year in which the Executive's death occurs, a prorated bonus equal to the product of the amount of Annual Bonus that the Executive would have earned at the end of the year times a fraction, the

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numerator of which is the number of days in the current year through the Date of
Termination and the denominator of which is 365. The Accrued Obligations shall be paid to the Executive's estate in a lump sum in cash within 30 days following the Date of Termination, and the amount of any Annual Bonus payable to the Executive's estate shall be payable at the same time that Annual Bonuses are paid to other executives.

      6.2 Termination Due to Disability. If the Executive's employment is terminated due to the Executive's Disability, this Agreement shall terminate as of the Date of Termination without further obligations to the Executive, other than (i) Accrued Obligations that the Executive has accrued or earned as of the Date of Termination, (ii) any earned but unpaid Annual Bonus from the year prior to the Date of Termination, (iii) in the event Annual Bonuses are actually paid to executives for the year in which the Executive's Disability occurs, a prorated bonus equal to the product of the amount of Annual Bonus that the Executive would have earned at the end of the year times a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365, and (iv) disability and other benefits (to the extent permitted by law or by the applicable insurance policies) provided by the Company to disabled employees and/or their families, as the same may change from time to time for Key Employees. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Date of Termination and the amount of any Annual Bonus payable to the Executive shall be payable at the same time that Annual Bonuses are paid to other Key Employees.

      6.3 Termination by the Company for Cause. If the Executive's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than Accrued Obligations that the Executive has accrued or earned as of the Date of Termination. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Date of Termination.

      6.4 Voluntary Resignation by the Executive. If the Executive terminates his employment by voluntary resignation (but not for Good Reason), this Agreement shall terminate without further obligations to the Executive, other than Accrued Obligations that the Executive has accrued or earned as of the Date of Termination. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Date of Termination.

      6.5 Termination by the Company Without Cause or Termination by Executive for Good Reason.

            (a) After the Effective Date, if the Company shall terminate the Executive's employment without Cause, or if the Executive shall terminate his employment for Good Reason, this Agreement shall terminate and the Company shall pay and/or provide to the Executive the sum of the following:

                  (1) Accrued Obligations that the Executive had accrued or earned as of the Date of Termination;

                  (2) 200% of the sum of:

                        (A) the Executive's Reduced Base Salary, plus

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                        (B) the Executive's target Annual Bonus (based on
                        Reduced Base Salary) if the Incentive Plan is then in effect for the year in which the Date of Termination occurs, or if the Incentive Plan (as described in Section 4.4 hereof), or any similar annual bonus plan is not then in effect and its suspension or termination constituted a Good Reason basis for the Executive's termination of employment, then the Executive's target Annual Bonus under the Incentive Plan immediately prior to its suspension or termination;

                        provided however, that if the Executive terminates his employment for Good Reason as specified in Section 1.14(e) (relating to the Company's requiring the Executive to be based at any office or location further than a fifty (50) mile radius from the Washington, D.C. metropolitan area), the 200% of Reduced Base Salary and target Annual Bonus shall be reduced to 100% of such Reduced Base Salary and target Annual Bonus.

                  (3) Health Insurance. Payment of a lump sum cash amount equivalent to the cost of COBRA continuation premiums under the Company's medical, dental, vision and prescription drug coverages (as applicable) for the Executive and his covered dependents for eighteen (18) months following the Date of Termination, regardless of whether the Executive and/or his covered dependents actually elect COBRA continuation coverage; and

                  (4) Life Insurance. Continuation of existing life insurance coverage for the Executive for eighteen (18) months following the Date of Termination on the same premium and coverage basis as in effect on the Date of Termination; provided that in the event the Company is not permitted to continue the coverage on the same premium and/or coverage basis by the applicable carrier or reinsurers, the Company shall pay the Executive a lump sum cash amount equivalent to the amount of premiums the Company would have paid for the coverage if the Executive had remained an active employee and the coverage remained in effect on the same premium and coverage basis for the 18-month period; and

                  (5) Travel Privileges. Immediate vesting and continuation for the Executive's lifetime of on-line, first class, positive space travel privileges for business and pleasure for the Executive and his eligible family members, pursuant to the terms and conditions of the Company's travel policy for active Key Employees; provided that the Company shall not provide any gross-up payments to the Executive or his eligible family members for taxes payable on such travel.

                  (6) Compliance with Code Section 409A. Any payments under this subsection that are subject to the provisions of Code Section 409A shall be made in accordance with those provisions, including the delay of at least six (6) months for any severance payments if applicable.

GLASS EMPLOYMENT AGREEMENT                                               Page 12

                                  ARTICLE VII

                   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

      7.1 Gross-Up Payment. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section), including, but not limited to, any amounts in respect of (i) options to acquire shares of common stock and (ii) restricted shares of common stock) (a "Payment"), would be subject to the excise tax imposed by Section 4999 (or any successor provision thereto) of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon Payments.

      7.2 Determinations by Independent Accountants. Subject to the provisions of Section 7.3, all determinations required to be made under this Section 7, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a firm of independent public accountants selected by Group prior to the Change of Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within five (5) business days of the Date of Termination, or such earlier time as is requested by the Company or the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.2, shall be paid to the Executive upon the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or other penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment (together with interest and penalties incurred by the Executive in connection therewith) that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

GLASS EMPLOYMENT AGREEMENT                                               Page 13

      7.3 IRS Claims. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (a) give the Company any information reasonably requested by the Company relating to such claim,

            (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (c) cooperate with the Company in good faith in order effectively to contest such claim,

            (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder; whereas the Executive shall be entitled to settle or contest, as the case may be, any other issued raised by the Internal Revenue Service or any other taxing authority.

GLASS EMPLOYMENT AGREEMENT                                               Page 14

      7.4 Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. Notwithstanding any other provision of this Section 7.4, the Company shall not make any advance or forgive any amount if such action would be deemed to be a prohibited loan by the Company in violation of any provision of the Sarbanes-Oxley Act of 2002 or any other law or regulation.

                                  ARTICLE VIII

                            NONEXCLUSIVITY OF RIGHTS

      8.1 Notwithstanding any other provision of this Agreement, the Executive (and/or as applicable, his spouse and/or dependents or his estate) shall be entitled to any benefits or provisions provided by the specific terms and conditions of any equity-based compensation plans, insurance policies, or employee benefit plans or programs of the Company in which he participated as of the Date of his Termination. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of Group, the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with the terms and conditions of such plan, policy, practice or program.

                                   ARTICLE IX

                              RESTRICTIVE COVENANTS

      9.1 Use and Return of Documents and Property. Executive acknowledges that in the course of his employment with Group and the Company, he will have the opportunity to inspect and use certain property, both tangible and intangible, of Group, the Company and its Affiliates. All such property shall remain the exclusive property of Group, the Company and its Affiliates, and Executive has and shall have no right or interest in such property. Executive shall use Company property only during employment and only in the performance of his job and to further the Company's interests, and he will not remove Company property from the Company's premises except to the extent necessary to perform his duties and to the extent approved by the Company, either expressly or generally under its policies. Promptly upon the Executive's Date of Termination, Executive shall return to the Company all of the Company's property of any kind, including but not limited to, business plans, financial records, computer hardware, computer software, documents, data, books, memoranda, notes, sketches, audio-visual materials,

GLASS EMPLOYMENT AGREEMENT                                               Page 15
correspondence, lists, pricing information, customer and/or vendor lists or information, and all other tangible property.

      9.2 New Developments. Any discovery, invention, process or improvement made or discovered by the Executive during his employment with Group and the Company in connection with or in any way affecting or relating to the business of Group, the Company or any of its Affiliates (as then carried on or under active consideration) shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company. The preceding sentence does not apply to any invention for which no equipment, supplies, facility, trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless the invention relates directly to the business of Group, the Company or its Affiliates or to its or their actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for the Company.

      9.3 Nonsolicitation of Customers. Executive agrees that during his employment with Group and the Company, he will not, directly or indirectly, without the Company's prior written consent, contact any customer of Group, the Company or any of its Affiliates for business purposes unrelated to furthering the business of Group, the Company or its Affiliates. Executive further agrees that for a period of one (1) year following his Date of Termination, he will not directly or indirectly, (i) contact, solicit or divert, or attempt to contact, solicit, divert or take away, any customer of the Company or its Affiliates for purposes of, or with respect to, providing a customer to a competing business; or (ii) take any affirmative action with a customer of the Company or its Affiliates for purposes of providing a customer to a business competing with the Company or its Affiliates. The prohibitions of the preceding sentence shall apply only to customers of the Company with whom the Executive had Material Contact on the Company's behalf during the twelve (12) months immediately preceding the Date of Termination. For purposes of this Agreement, the Executive had "Material Contact" with a customer if (a) he had business dealings with the customer on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the customer; or (c) he obtained Proprietary Information about the customer as a result of his association with the Company.

      9.4 Nonsolicitation of Employees. The Executive agrees that during his employment with Group and the Company and for one (1) year after his Date of Termination, the Executive will not, directly or indirectly, solicit or attempt to recruit or hire any employees of Group, the Company or its Affiliates who were employed by Group, the Company or its Affiliates at any time during the last year of the Executive's employment with the Company and who are actively employed by Group, the Company or its Affiliates at the time of the solicitation or attempted solicitation, to provide services similar to those performed by the employee for the Company on behalf of, or for the purpose of engaging in employment with, a competitor of the Company.

      9.5 Nondisclosure of Trade Secrets and Proprietary Information. Except to the extent reasonably necessary for Executive to perform his duties for Group and the Company, the Executive shall not, directly or indirectly, furnish or disclose to any person, or use in any way, any trade secrets of Group, the Company or its Affiliates, for so long as such trade secrets remain "trade secrets" under applicable state law. Except to the extent reasonably necessary for Executive to perform his duties for the Company, Executive shall not, during his employment

GLASS EMPLOYMENT AGREEMENT                                               Page 16
with the Company or following the Executive's Date of Termination, directly or indirectly, furnish or disclose to any person, or use in any way, for personal benefit or the benefit of others, any Proprietary Information of the Company or its Affiliates.

      9.6 No Disparagement. The Executive agrees that he shall not make any untrue or disparaging statement or criticism, written or oral, nor take any action which is adverse to the interests of the Company or that would cause the Company or its current and former officers, directors, or employees embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or the Company's customers or employees. From and after the Date of Termination, the Executive shall refrain from discussing the terms and conditions of the termination of his employment with any employee or customer of the Company or with any reporter, media contacts or any form of public media, unless such communication is previously approved by the General Counsel of the Company.

      9.7 Reasonableness. Executive has carefully considered the nature and extent of the restrictions upon his and the rights and remedies conferred on the Company under this Agreement, and Executive hereby acknowledges and agrees that:

      (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon the Company, are necessary to protect the goodwill and other value of the business of the Company;

      (b) the restrictions places upon Executive hereunder are fair and reasonable in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon the Executive than is reasonably necessary to secure the business and goodwill of the Company;

      (c) the Company is relying upon the restrictions and covenants contained herein in continuing to make available to Executive information concerning the business of the Company;

      (d) Executive's employment hereunder places him in a position of confidence and trust with the Company and its employees, customers and suppliers; and

      (e) the provisions of this section shall be interpreted so as to protect the Proprietary Information, and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by the Executive under this Agreement, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company's legitimate interests expressed in this Agreement.

      9.8 Remedy for Breach. Executive acknowledges and agrees that his breach of any of the covenants contained in this Article of this Agreement will cause irreparable injury to the Company and that remedies at law available to the Company for any actual or threatened breach by the Executive of such covenants will be inadequate and that the Company shall be entitled to specific performance of the covenants in this Article or injunctive relief against activities in violation of this Article by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity or proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover monetary damages against the Executive for any breach of this Agreement, in addition to injunctive relief. In the event of any breach by the Executive, the Company shall be entitled to

GLASS EMPLOYMENT AGREEMENT                                               Page 17
immediately cease any and all payments and benefits being provided to the Executive and/or his family and to seek repayment from the Executive of any severance payments previously paid to him under this Agreement. The Executive acknowledges and agrees that the covenants contained in this Article shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by the Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

                                   ARTICLE X

                                 GENERAL RELEASE

      10.1 No payment of any kind or provision of any benefit provided under this Agreement shall be made by Group or the Company to the Executive following his Date of Termination prior to and unless the Executive executes a general release of all claims that he, his family, heirs and assigns and any related persons or entities may have against Group or the Company. The release language shall be substantially in the form attached as Exhibit "A" to this Agreement. It is understood and agreed that the Executive's execution of the general release of claims shall not include a release of (i) the right to payment of or provision of coverage under any vested, nonforfeitable benefits to which the Executive (or a beneficiary of the Executive) may be entitled under the terms and provisions of any employee benefit plan, program, practice or policy of the Company as of the Date of Termination; (ii) any rights to indemnification under the articles or by-laws of Group and/or the Company, (iii) rights under any policy of directors and officers liability insurance that covers or has covered the Executive; and (iv) any right or claim as a stockholder of the Company.

                                   ARTICLE XI

                                   SUCCESSORS

      11.1 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate.

      11.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      11.3 The Company shall require any successor and assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

GLASS EMPLOYMENT AGREEMENT                                               Page 18

                                  ARTICLE XII

                                  MISCELLANEOUS

      12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      12.2 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive                    If to the Company:

Jerrold A. Glass                       US Airways, Inc.
                                       US Airways Group, Inc.
At Most Recent Address on File in      2345 Crystal Drive
Company Records                        Arlington, Virginia 22227
                                       Attention:  Executive Vice President,
                                       General Counsel and Secretary

                                       America West Holdings Corporation
                                       111 West Rio Salado Parkway
                                       Tempe, AZ 85281
                                       Attention: Senior Vice President, General
                                       Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      12.3 Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of the

GLASS EMPLOYMENT AGREEMENT                                               Page 19
applicable restrictive covenant is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

      12.4 Waiver of Breach. The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a waiver of any subsequent breach by the other party hereto.

      12.5 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. All understanding and agreements (whether written or oral, including an oral offer of employment or written offer letter) heretofore made between the parties hereto with respect to the subject matter of this Agreement are superseded by this Agreement and this Agreement alone fully and completely expresses all agreements between the parties related to the subject matter. This Agreement may not be changed orally but only by an amendment in writing signed by both parties. Upon execution of this Agreement, the Executive hereby waives any rights and claims he may have under any prior understandings and/or agreements related to his employment (other than those preserved by Section 10.1 hereof), including but not limited to any rejection damage claims provided under 11 U.S.C. Section 365.

      12.6 Survival of Provisions. The provisions of Article IX - Restrictive Covenants shall survive termination of this Agreement.

      12.7 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

      IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                     EXECUTIVE:

                                     ___________________________________________
                                     JERROLD A. GLASS

                                     US AIRWAYS, INC.

                                     By:________________________________________

                                     Title:  ___________________________________

GLASS EMPLOYMENT AGREEMENT                                               Page 20

                                   EXHIBIT "A"

                                 GENERAL RELEASE

      FOR AND IN CONSIDERATION of the payments and benefits provided to JERROLD
A. GLASS (the "Executive") by US AIRWAYS, INC., a Delaware corporation (the "Company") under the terms and conditions of that certain Employment Agreement dated the 27th day of September, 2005, upon the Executive's Date of Termination, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Executive does hereby, for and on behalf of himself, his heirs, assigns and all related entities and persons ("Executive's Releasing Parties"), fully and finally release, acquit and forever discharge the Company, their officers, directors, employees and all related entities and persons, all employee benefit plans of the Company and all employee benefit plans of their related entities, and such plans' related entities and persons (collectively, "Company Released Parties"), of and from any and all claims, counterclaims, actions, causes of action, demands, rights, damages, costs, expenses or compensation which the Executive's Releasing Parties now have, or may have, or may hereafter claim to have had as of the Date of Termination, whether developed or undeveloped, anticipated or unanticipated, based on any acts, omissions, transactions or occurrences whatsoever occurring prior to and/or up until the Date of Termination, and specifically, but not by way of limitation, from those claims which are, or arise by reason of, or are in any way connected with, or which are or may be based in whole or in part on the employment relationship which existed between the Executive and the Company and the termination of that employment relationship, including, without limitation, (i) those claims arising under any foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision; (ii) those claims for breach of duty and/or implied covenant of good faith and fair dealing; (iii) those claims for interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (iv) those claims for retaliatory or wrongful discharge of any kind; (v) those claims for intentional or negligent infliction of emotional distress or mental anguish; (vi) those claims for outrageous conduct; (vii) those claims for interference with business relationships, contractual relationships or employment relationships of any kind; (viii) those claims for breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind; (ix) those claims arising under Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. Section 1981; (x) those claims arising under any state or federal handicap or disability discrimination law or act, including but not limited to the Rehabilitation Act of 1973 and the Americans with Disabilities Act; (xi) those claims arising from any damages suffered at any time by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts; (xii) those claims arising under or in reliance upon any statute, regulation, rule or ordinance (local, state or federal); (xiii) those claims arising under Employment Retirement Income Security Act of 1974, as amended, and/or the Family and Medical Leave Act; (xiv) those claims arising under the workers' compensation laws of any state or other jurisdiction; and (xv) any and all other claims arising under law or in equity in the United States of America or in any foreign jurisdiction.

      The Executive hereby acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA and that the consideration given under the Employment Agreement for this General Release is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) the waiver and release do not apply to any rights or claims that may arise on or after the date he executes this Release; (B) he has the right to consult with an attorney prior to executing this Release; (C) he has

GLASS EMPLOYMENT AGREEMENT                                               Page 21
twenty-one (21) days to consider this Release (although he may choose to voluntarily execute this Release earlier); (D) he has seven (7) days following his execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after he executes this Release.

      Agreed to, acknowledged and executed by the Executive this ___________ day of ____________________,20______.

                                     __________________________________
                                            Signature of Executive

                                      *****
GLASS EMPLOYMENT AGREEMENT                                               Page 22